ELIGIBILITY
Employees of Westmoreland Coal Company (“WCC”), or any of its subsidiaries, pay grade 9 or higher scheduled to work at least 40 hours per week are eligible for AIP. Designated front-line supervisors in the U.S. that are pay grade 8 are also eligible. Payments are based on three components: financial, safety, and individual. AIP payout is based on the achievement of each component and is not guaranteed to pay out at target. Awards are capped at two times target for each component. The target percentage of salary is referenced in Schedule 1.

COMPONENTS OF AIP

Financial	Based on WCC or the employee’s mine location attaining or exceeding its performance goal approved by the Board of Directors each year
Safety	Based on lagging and leading indicators for each mine or for global consolidated
Individual	Based on achievement of 3 individual goals established by individual and approved by manager

Financial Goals: The financial goal is based on the performance of either a specific mine or the global consolidated segment. Please refer to Schedule 1 for relevant financial goals.

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Financial Threshold: Financial Threshold is defined as meeting 80% the financial goal. 50% of the financial component pays out upon achieving Financial Threshold. If performance fails to meet Financial Threshold, there will be no financial payout.

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Financial Target: Financial Target is defined as meeting 100% of the financial goal. 100% of the financial component pays out upon achieving Financial Target. Results that fall between Financial Threshold and Financial Target will result in a prorated payout between 50% and 100%.

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Financial Maximum: Financial Maximum is defined as exceeding Financial Target by 20%. 200% of the financial component pays out upon achieving Financial Maximum. Performance that falls between Financial Target and Financial Maximum will result in a prorated calculation and payout between 100% and 200%. Two hundred percent (200%) is the maximum payout of the Financial Goal even if performance exceeds Financial Maximum.

If global consolidated financial performance is below 80%, mine financial performance will be capped at 100% regardless of mine level performance.

Safety Goals: The safety goals are comprised of lagging (running 3-year average) and leading indicators. Please refer to Schedule 1. The metrics are reported monthly. The safety score is based on actual versus target, and weighted as follows:

•	General Managers – 50% on lagging indicators, 50% on leading indicators; and

•	All others – 30% on lagging indicators, 70% on leading indicators.

In the event of a reportable fatality due to safety, the following rules shall apply:

•	No yearly safety bonus will be paid to the facility incurring the fatality;

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Whether or not a safety bonus will be paid to a corporate employee will be at the discretion of the CEO for employees Grade Level 9 through 13, at the discretion of the Compensation & Benefits Committee for the Named Executive Officers and at the discretion of the Board of Directors for the CEO; and

•	All other locations will receive pay out based upon their facility’s leading and lagging indicators.

Individual Goals: The individual goal component is based on achievement of individual goals tied to corporate initiatives.

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The percentage payout will be evaluated on achievement of certain individual goals established between the employee and his/her manager. Employees have the opportunity to earn more than 100% of their individual goals up to 200% based on exemplary achievement of these performance objectives as evaluated by their manager and approved by the Chief Executive Officer (“CEO”).

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Employees will select three AIP goals. These goals should be defined in writing by January 31, but in no case later than March 31 of each year (or in the event that an employee is hired or promoted into an AIP eligible position after the first of the year, on or within 30 days of the employee's date of event). All goals shall be "SMART" goals: specific, measurable, aligned, realistic, and time-bound. Individual goals cannot be related to safety or financial performance. Further, there will be no payout for individual goals if an employee is deemed responsible for a material weakness relative to the Sarbanes-Oxley Act. WCC reserves the right to recuperate any previous payouts made if gross omission or error is discovered after the fact.

AIP TERMS AND CONDITIONS

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Any incentive award may be adjusted either upward or downward at the sole discretion of the CEO and/or the Board of Directors, based upon company or individual performance and/or any other factor regardless of whether it is earned in accordance with this and/or any other document.

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Awards granted will be calculated based upon the participant's pay grade and base salary on September 30, 2017. For the financial, safety and individual percentages, the location and grade of the employee on September 30 will dictate payout. If the employee is a global employee as of September 30, then global/corporate components and percentages apply. If the employee is a mine employee, then the mine-level components and percentages apply. See Schedule 1 for the components and percentages.

•	Any employee hired October 1, 2017 or later is ineligible for the 2017 AIP. Further, changes made to pay grade or salary after September 30 are not considered for purposes of the 2017 AIP.

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Employees must be in a qualified pay grade by September 30 to participate. A participant must be employed by WCC on the date the payments are distributed in 2018 in order to receive payment under the Guideline, except as approved by the Compensation and Benefits (“C&B”) Committee.

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Employees must be an active full-time employee, scheduled to work at least 40 hours per week, and in good standing. All incentive awards granted will be calculated excluding disability pay continuation three months or greater. For example, if an employee worked nine months, but was on disability pay continuation for three months, upon return, he/she would receive a 75% AIP bonus (annual salary, less disability pay continuation).

•	The C&B Committee shall approve the financial and safety metrics in the 1st quarter of 2018.

•	AIP payments will be distributed following completion of WCC’s consolidated annual audit and approval of the payout by the Board of Directors.

•	Taxes, deferrals, and distributions that are required to be withheld by federal, state, provisional or local or other governmental authority shall be deducted from all cash payments.

•	No member of the Board of Directors shall be liable for any action taken or determination made in good faith with respect to the AlP.

•	Receipt of any portion of the award is subject to all terms and conditions described in this program.

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Participation in the AIP is neither a contract nor a guarantee of continuing employment. The AIP may be modified, suspended or terminated at any time by the Company and no participant has any entitlement until the annual payout is made.

•	WCC’s CEO has final say on the interpretation of the AIP and procedures, except where the CEO is directly impacted, in which case the Board of Directors has final say on the interpretation of the AIP.